Exhibit 10.1

Waste Connections, Inc.

Senior Management Incentive Plan

Effective Date:	February 1, 2007

Term:	Until terminated by the Compensation Committee of the Board of Directors

Participants:	Ronald J. Mittelstaedt Steven F. Bouck Darrell W. Chambliss Robert D. Evans Worthing F. Jackman Others as determined by the Compensation Committee

Components of Plan:	(1) Annual Performance Bonus; and
(2) Annual Long-Term Incentive Grant of Equity.

Annual Performance Bonus:

Each participant in the Plan will have an opportunity to earn an Annual Performance Bonus in cash based on a targeted percentage of the participant’s annual base salary for the year. The objective of the Annual Performance Bonus is to provide participants with an incentive to manage the Company to achieve certain targeted levels of financial performance based on budgeted revenue each year.

Targeted annual performance bonuses as a percentage of each participant’s annual base salary are set forth below:

Targeted Bonus
Ronald J. Mittelstaedt	100%
Steven F. Bouck	50%
Darrell W. Chambliss	50%
Robert D. Evans	50%
Worthing F. Jackman	50%

Each participant has the opportunity to earn up to 175% of the Targeted Bonus based on the Company’s achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of management. Each targeted performance goal will be weighted in order to calculate an overall percentage achievement against targeted performance goals and the resulting percentage of the Annual Performance Bonus earned.

The performance goals for 2007 are based upon budgeted revenue and will be measured against achievement of targeted levels of: (1) EBITDA; (2) EBIT; (3) EBIT as a percentage of revenue; and (4) Net Cash Provided by Operating Activities as a percentage of revenue. The Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition or extraordinary event results in a significant impact relative to the goals in order to exclude or reduce the impact of that acquisition or event.

In lieu of paying an Annual Performance Bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the Annual Performance Bonus in restricted stock units issued under the Company’s Second Amended and Restated 2004 Equity Incentive Plan or any succeeding plan adopted by the Company (“RSUs”). Under such circumstances, the value of RSUs (as determined by the Compensation Committee) shall be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock.

Annual Long-Term Incentive Grant of Equity

Each participant in the Plan shall also receive an annual Long-Term Incentive Grant (“LTI Grant”) of RSUs subject to a vesting schedule approved by the Compensation Committee. The size of such grants shall be targeted between 125% and 150% of the participant’s base salary (as valued by the Compensation Committee). The objective of the LTI Grant is to supplement each participant’s base salary and Annual Performance Bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of a peer group.

Stock Ownership Guideline

To encourage long-term stock ownership, each Named Executive Officer (“NEO”), as such term is defined in Item 402 of Regulation S-K, is expected to retain at least 50% of all after-tax shares of common stock received from LTI Grants until such NEO meets and maintains the following stock ownership thresholds (as valued by the Compensation Committee):

(1)	For the CEO and President, three times such participant’s base salary; and
(2)	For other NEOs, two and one-half times such participant’s base salary.

Guidelines and Procedures

A.	Waste Connections fully intends to comply with the Plan, but reserves the right to alter or cancel the Plan at any time at the sole discretion of the Compensation Committee.

B.	In establishing bonus levels, the Compensation Committee shall have discretion to provide or not provide bonus payments for factors not specified in the Plan.

C.
Participants who receive an Annual Performance Bonus and/or LTI Grant must be employed by Waste Connections as a full time employee, be “actively at work” and currently on the payroll of Waste Connections at the time of payment or grant. Participants who terminate employment with the Company (regardless of the reason for termination) forfeit all participation in the Plan, subject to the terms of their respective employment agreements.

D.	Bonus calculations will be based on the participant’s base salary as of February 1 of each plan year, or their beginning base salary after such date if they subsequently become eligible for the Plan.

E.	Waste Connections reserves the right to pay or not to pay bonuses at the sole discretion of the Chief Executive Officer and/or the Compensation Committee of the Board of Directors of the Company.

F.
The Compensation Committee may determine and designate from time to time additional participants to whom Annual Performance Bonuses and LTI Grants may be made under the Plan. Awards paid to a new participant added to this Plan during any calendar year will be pro-rated from his or her date of hire or the date of such designation to participate in the Plan.

G.
Notwithstanding anything to the contrary contained in this Plan, any RSUs issued in lieu of cash for Annual Performance Bonuses and for LTI Grants under this Plan shall be governed by the terms and conditions of the Company’s Second Amended and Restated 2004 Equity Incentive Plan or any succeeding plan adopted by the Company pursuant to which such grants are made.

H.	Awards under this plan will be made as soon as possible after December 31st of each year, but in no case later than March 31st (end of the first quarter).

I.
It is the intent of the Company’s Board of Directors that the terms and provisions of the Plan shall supersede any contrary terms of a participant’s employment agreement regarding the size and timing of any discretionary annual performance bonuses payable to the participant; provided, however, that all other terms and conditions of each participant’s employment agreement shall remain in full force and effect. Acceptance of an Annual Performance Bonus under the Plan shall constitute agreement between the Company and a participant regarding the same.

3